PLS CPA, A PROFESSIONAL CORPORATION
t 4725 MERCURY STREET, SUITE 210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

January 10, 2014

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of American Home Alliance Corporation of our report dated on January 10, 2014, with respect to the unaudited interim financial statements of American Home Alliance Corporation, included in Form 10-Q for the period ended June 30, 2013.

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board